Exhibit 2.1

Certain information identified by bracketed asterisks ([***]) has been omitted from this exhibit because it is both not material and would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT

by and among

CATALYST BIOSCIENCES, INC.,

as the Buyer,

and

GNI GROUP LTD.,

and

GNI HONG KONG LIMITED,

as the Sellers

Dated as of December 26, 2022

This document is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement, acceptance of an offer or agreement of any type or nature, unless and until agreed to and executed by all parties hereto.

Section 5.18	Facsimile or .pdf Signature	51
Section 5.19	No Presumption Against Drafting Party	51

Exhibit A	Bill of Sale
Exhibit B	Assignment of Intellectual Property
Exhibit C	Certificate of Designation

INDEX OF DEFINED TERMS

Definition	Location

Action	2.6
Affiliate	5.3(a)
Agreement	Preamble
Allocation	4.4(a)
Ancillary Agreements	5.3(b)
Assignment of Intellectual Property	1.7(b)(ii)
Assumed Liabilities	1.3
BC Agreement	5.3(c)
BC Transactions Proposal	Recitals
Bill of Sale	1.7(b)(i)
Business Day	5.3(d)
Buyer	Preamble
Buyer Balance Sheet	5.3(d)
Buyer Board	Recitals
Buyer Capital Stock	5.3(f)
Buyer Capital Stock Issuance	3.4(a)
Buyer Common Stock	1.6(a)
Buyer Convertible Preferred Stock	1.6(b)
Buyer Disclosure Letter	Article III
Buyer IT Systems	3.19(f)
Buyer Material Adverse Effect	3.1(a)
Buyer Material Contracts	3.16(a)
Buyer Options	3.2(a)
Buyer Owned IP	5.3(g)
Buyer Plans	3.12(a)
Buyer Products	3.11(c)
Buyer Registered IP	3.19(a)
Buyer Safety Notices	3.11(g)
Buyer SEC Documents	3.6(a)
Buyer Stock Awards	3.2(b)
Buyer Stockholder Approval	3.4(a)
Buyer Stockholder Matters	Recitals
Buyer Stockholders Meeting	4.1(a)
Certificate of Designation	5.3(h)
Charter Amendment Proposal	Recitals
Closing	1.7(a)
Closing Date	1.7
Code	5.3(i)
Compound	5.3(j)
Contract	2.3(a)(iii)
control	5.3(k)
Conversion Proposal	Recitals
Copyrights	5.3(t)

v

Covered Person	3.2(d)
COVID-19	5.3(l)
Develop	5.3(m)
Development	5.3(l)
Disqualifying Event	3.2(d)
Effective Time	1.7(a)
Encumbrance	5.3(n)
Environmental Law	3.14(b)
ERISA Affiliate	5.3(o)
Exchange Act	2.3(b)
Excluded Assets	1.2
Excluded Liabilities	1.4
Excluded Taxes	5.3(p)
FD&C Act	5.3(q)
FDA	2.8(c)
FDA Ethics Policy	2.8(i)
Form 8-K	4.6
Form S-4	4.1(c)
GAAP	2.1
Governmental Authority	5.3(r)
Governmental Entity	2.3(b)
Hazardous Substance	3.14(c)
Health Care Laws	2.8(a)
Incentive Plan Proposal	Recitals
IND	5.3(s)
Intellectual Property	5.3(t)
Inventory	5.3(u)
knowledge	5.3(v)
Law	2.3(a)(ii)
Marketing Approval	5.3(w)
Marks	5.3(t)
Measurement Date	3.2(a)
Multiemployer Plan	5.3(x)
Nasdaq	5.3(y)
NDA	5.3(z)
Patent Files	5.3(aa)
Patents	5.3(bb)
Pension Plan	5.3(cc)
Permits	2.7(b)
Permitted Encumbrance	5.3(dd)
Person	5.3(ee)
Personal Information	5.3(ff)
Product	5.3(gg)
Property Taxes	4.4(b)
Proxy Statement	4.1(a)
Purchase Price	1.6

Purchased Assets	1.1
Purchased Contracts	1.1(e)
Purchased Intellectual Property	5.3(hh)
Purchased Patents	1.1(a)
Purchased Registered IP	2.11(e)
Purchased Trade Secrets	1.1(b)
Regulatory Materials	5.3(ii)
Representative	5.3(jj)
Right	5.3(kk)
Sarbanes-Oxley Act	3.6(a)
SEC	5.3(ll)
Securities Act	2.3(b)
Seller	Preamble
Seller Material Adverse Effect	2.1
Seller Products	2.8(c)
Seller Registered IP	2.11(a)
Seller Safety Notices	2.8(g)
Sellers Disclosure Letter	Article II
Subsidiary	5.3(mm)
Tax Return	5.3(nn)
Taxes	5.3(oo)
Trade Secrets	5.3(t)
Transfer Taxes	4.4(c)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 26, 2022, is by and among CATALYST BIOSCIENCES, INC., a Delaware corporation (“Buyer”), and GNI GROUP LTD., a company incorporated under the laws of Japan with limited liability, and GNI HONG KONG LIMITED, a company incorporated under the laws of Hong Kong with limited liability (each a “Seller” and together, the “Sellers”).

RECITALS

WHEREAS, the Sellers own the Purchased Assets (defined below);

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Seller, the Purchased Assets, and in connection therewith Buyer is willing to assume certain liabilities and obligations of the Sellers relating thereto, all upon the terms and subject to the conditions set forth herein;

WHEREAS, substantially concurrently with the execution of this Agreement, the Buyer is entering into the BC Agreement;

WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (i) unanimously approved this Agreement and determined that the transactions contemplated hereby are advisable and in the best interests of the stockholders of Buyer and (ii) resolved to recommend that the stockholders of Buyer approve (A) the transactions contemplated by the BC Agreement (the “BC Transactions Proposal”), (B) the conversion of the Buyer Convertible Preferred Stock into shares of Buyer Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Conversion Proposal”), and (C) if deemed necessary or appropriate by Buyer or as otherwise required by applicable Law or Contract, to authorize sufficient Buyer Common Stock in Buyer’s certificate of incorporation for the conversion of the Buyer Convertible Preferred Stock and/or to effectuate a reverse stock split (collectively, the “Charter Amendment Proposal”), and (D) if deemed necessary or appropriate by the parties in order to effectuate the treatment of the Operating Company Options (as defined in the BC Agreement) as set forth in Section 1.5 of the BC Agreement or as otherwise required by applicable Law or Contract, an increase in the share reserve under Buyer’s 2018 Omnibus Incentive Plan (the “Incentive Plan Proposal” and, together with the BC Transactions Proposal, the Conversion Proposal and the Charter Amendment Proposal, the “Buyer Stockholder Matters”); and

WHEREAS, Buyer and the Sellers each desire to make certain representations, warranties, covenants and agreements as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and the Sellers hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1       Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer, in reliance on the representations, warranties and covenants of the Sellers contained herein, shall purchase from the Sellers, all of the Sellers’ right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill) primarily related to the Compound or the Product, as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of the Sellers’ right, title and interest in and to the following:

(a)      (i) all Patents that are owned by the Sellers as of the Effective Time that disclose or claim the composition of matter, manufacture or use of, or are otherwise related to (A) the Compound, (B) any compound that is structurally similar to, or is a derivative or analog of, the Compound, (C) any compound that is an agonist of the Compound, (D) [***] of any compound described in clause (A), (B) or (C), or (E) a pharmaceutical product containing or comprising any of the foregoing, including the Patents set forth on Schedule 1.1(a) and all Patent Families of such Patents (collectively, “Purchased Patents”); (ii) all legal rights entitled by the Sellers to collect royalties under such Purchased Patents, to prosecute all existing Purchased Patents worldwide, to apply for additional Purchased Patents worldwide and to have Purchased Patents assigned and issued in the name of Buyer; and (iii) all right, title and interest the Sellers have to sue for past, present and future infringement of the Purchased Patents, including without limitation all right, title and interest the Sellers have in and to all causes of action and enforcement rights, whether known, unknown, currently pending, filed, or otherwise, in respect of the Purchased Patents, and all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Purchased Patents;

(b)      all Trade Secrets that are primarily related to the Compound or the Product (“Purchased Trade Secrets”);

(c)      all Regulatory Materials forth on Schedule 1.1(c);

(d)     a copy of all Patent Files and all other technical books and records (including laboratory notebooks and electronic records) that are primarily related to the Purchased Patents, Purchased Trade Secrets, or Regulatory Materials; and

(e)       the Contracts set forth on Schedule 1.1(e) (collectively, the “Purchased Contracts”).

Section 1.2       Excluded Assets.  The Sellers are not selling, and Buyer is not purchasing, any of the following assets of the Sellers, all of which shall be retained by the Sellers (collectively, the “Excluded Assets”):

(a)      all assets of the Sellers or any of their Affiliates that are not Purchased Assets (including, for the avoidance of doubt, all Tax assets), including overpayments of Taxes, claims for refunds, prepaid amounts or credits of the Sellers or any of their Affiliates related to the Purchased Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date, and any other Tax assets of the Sellers and their Affiliates for any taxable period;

(b)      all rights of the Sellers under this Agreement and the Ancillary Agreements; and

(c)      all Patents (and any associated rights, titles or interests), Trade Secrets, Regulatory Materials, Inventory, Patent Files and Contracts existing or held for use in the People’s Republic of China.

Section 1.3       Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, subject to Section 4.2, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy all liabilities accruing, arising out of or relating to ownership or use of the Purchased Assets from and after the Closing Date, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of Sellers arising out of, relating to or otherwise in respect of the Purchased Assets (the “Assumed Liabilities”).

Section 1.4        Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, Buyer is not assuming and Sellers shall pay, perform or otherwise satisfy, all liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including any liability or obligation relating to an Excluded Asset.

Section 1.5       Consents and Waivers; Further Assurances.

(a)      Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Seller Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  The Sellers shall use their reasonable best efforts, and Buyer shall cooperate reasonably with the Sellers, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to Buyer all of the Purchased Assets.  If and when any such consents will be obtained after the consummation of the Closing, the Sellers will promptly assign their rights thereunder to Buyer without payment of consideration and Buyer will, without payment of any additional consideration, assume from and after the date of such assignment the obligations thereunder (but only the obligations of the Sellers thereunder arising exclusively from, and accruing exclusively with respect to, the period after the date of such assignment (other than obligations thereunder arising as a result of the breach thereof at or prior to such assignment)).  In the event any such consents or waivers are not obtained prior to the Closing Date, the Sellers shall continue to use their reasonable best efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Sellers will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of the Sellers in the benefits under any such Seller Contract, Permit, Right or other Purchased Asset, including performance by the Sellers, if economically feasible, as agent; provided, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.

(b)     From time to time, whether before, at or following the Closing, the Sellers and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Sellers the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 1.6       Consideration.  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, at the Closing, Buyer shall (a) pay to the Sellers an aggregate payment of $35,000,000 (the “Purchase Price”) through the issuance of Buyer Common Stock and Buyer Convertible Preferred Stock to the Sellers as set forth below and (b) assume the Assumed Liabilities.  No later than 21 days after the Closing Date, Buyer shall issue (or cause to be issued) an aggregate number of book-entry shares (or certificates, if requested) to the Sellers (as allocated between the Sellers on Schedule 1.6) as follows:

(a)       6,266,521 shares of common stock, par value $0.001 per share, of Buyer (the “Buyer Common Stock”); and

(b)      12,340 shares of Series X Convertible Preferred Stock, par value $0.001 per share, of Buyer (the “Buyer Convertible Preferred Stock”).

Section 1.7       Closing.

(a)       The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) on the date of this Agreement, or at such other date, time or place as agreed to in writing by Buyer and the Sellers, at the offices of Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, CA 94105; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

(b)      At the Closing, the Sellers shall deliver or cause to be delivered to Buyer the following documents:

(i)       a bill of sale for the Purchased Assets, in the form of Exhibit A (the “Bill of Sale”), duly executed by the Sellers;

(ii)     an instrument of assignment of Purchased Intellectual Property, in the form of Exhibit B (the “Assignment of Intellectual Property” ), duly executed by the Sellers;

(iii)     certified resolutions of the Board of Directors of the Sellers authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv)     the Regulatory Materials;

(v)      evidence, reasonably satisfactory to Buyer, as to the third party consents and waivers referred to in Schedule 1.7(b)(v); and

(vi)     such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer and to put Buyer in actual possession or control of the Purchased Assets, duly executed by the Sellers.

(c)       At the Closing, Buyer shall deliver or cause to be delivered to the Sellers the following documents:

(i)      evidence that the shares of Buyer Common Stock issuable to the Sellers as provided for in this Article I shall have been approved for listing on the Nasdaq, subject to official notice of issuance and Section 1.6; and

(ii)      certified resolutions of the Board of Directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 1.8      Buyer Directors.  The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Buyer Board immediately prior to the Effective Time) so that, as of immediately after the Effective Time, the number of directors that comprise the full Buyer Board shall be five (5), and such Board of Directors shall immediately after the Effective Time initially consist of the individuals listed in Schedule 1.8, who shall serve in such capacity in accordance with the terms of the governing documents of Buyer following the Closing.

Section 1.9       Withholding Rights.  Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable to the Sellers such amounts that are required to be deducted or withheld therefrom in respect of any U.S. federal, state, or local or non-U.S. tax Law; provided, however, that (i) Buyer shall not, absent a change in Law after the date hereof, deduct or withhold from any amount payable to Sellers in respect of any non-U.S. Tax Law and (ii) Buyer shall give notice to the applicable payee before effecting any such Tax withholding, and cooperate with the applicable payee to minimize any required deduction and withholding.  To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Sellers to Buyer immediately prior to the execution of this Agreement (the “Sellers Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Sellers Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), each Seller represents and warrants to Buyer as follows:

Section 2.1      Organization, Standing and Power. The Seller (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own, lease and operate the Purchased Assets as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of the Purchased Assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.  For purposes of this Agreement, “Seller Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the Purchased Assets, taken as a whole or (B) materially impairs the ability of the Seller to consummate any of the transactions contemplated by this Agreement and each Ancillary Agreements to which it will be a party; provided, however, that in the case of clause (A) only, Seller Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the biopharmaceutical, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law (as defined below) or generally accepted accounting principles in the United States (“GAAP”), or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by the Seller at or with the express written consent of Buyer; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Purchased Assets, taken as a whole, as compared to similarly-situated companies or businesses.

Section 2.2       Authority.  The Seller has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller and no other proceedings on the part of the Seller are necessary to approve this Agreement and each Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each Ancillary Agreements to which the Seller will be a party have been, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each Ancillary Agreements to which the Seller is a party will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 2.3        No Conflict; Consents and Approvals.

(a)      The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)       conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller;

(ii)    conflict with or violate any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Seller or any of the Purchased Assets or by which the Seller or any of the Purchased Assets may be bound or affected; or

(iii)     result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Seller is a party or by which the Seller or the Purchased Assets may be bound or affected.

(b)      No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreements to which it will be a party or the consummation by the Seller of the transactions contemplated hereby or thereby or compliance with the provisions hereof or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Purchased Assets, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made would not be material to the Seller.

Section 2.4       Purchased Assets.

(a)      The Seller has good, valid, and marketable title to or a valid leasehold interest in the Purchased Assets it holds, free and clear of any Encumbrance, other than Permitted Encumbrances.

(b)     The Purchased Assets constitute all of the assets of the Seller and of its Affiliates primarily related to the Compound and the Products, with the exception of those assets existing or held for use in the People’s Republic of China.

(c)     The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good, valid and marketable title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(d)      The Seller has not marketed, commercialized, distributed, or sold any of the Products at any time prior to the Closing Date.

Section 2.5        Absence of Certain Changes or Events. During the past twelve (12) months and at the Closing Date: (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Seller Material Adverse Effect on the Purchased Assets and (b) the Purchased Assets have not suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance.

Section 2.6       Litigation.  There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Seller, threatened in connection with the Purchased Assets or the Seller’s ownership or operation thereof.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority relating to the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Purchased Assets.

Section 2.7       Compliance with Laws; Permits.

(a)      The Seller is and has been in compliance in all material respects with all Laws applicable to the Seller in connection with the ownership or use of the Purchased Assets.  The Seller has not received during the past three (3) years a notice or other written communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any such Laws.

(b)      The Seller has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for it to own, lease or operate the Purchased Assets in all material respects as now conducted.  The Seller is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.  All Permits may be transferred in accordance with applicable Law and assigned to Buyer.

Section 2.8       Health Care Regulatory Matters.

(a)    The Seller, and to the knowledge of the Seller, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to the Seller or any of its products or activities, including, but not limited to, the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), including the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such Laws; and any other state, federal or ex-U.S. Laws, accreditation standards, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of biological or drug products, kickbacks, patient or program charges, record-keeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care, clinical laboratory or diagnostic products or services (“Health Care Laws”).  To the knowledge of the Seller, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)      The Seller is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)      All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by the Seller (“Seller Products”), including, without limitation, INDs, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  The Seller does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)     All preclinical studies and clinical trials conducted by or, to the knowledge of the Seller, on behalf of the Seller have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 314.  No clinical trial conducted by or on behalf of the Seller has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs.  No clinical trial conducted by or on behalf of the Seller has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Seller has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Seller Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.  The Seller has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of the Seller, that could compromise or affect the integrity, reliability, completeness, or accuracy of the data collected in such research, or the rights, safety, or welfare of the research subjects.

(e)     All manufacturing operations conducted by or, to the knowledge of the Seller, for the benefit of the Seller have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for biological products at 21 C.F.R. Parts 600 and 610 and for drug products at 21 C.F.R. Parts 210-212 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)     The Seller has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 2.8 of the Seller Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)      There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Seller Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Seller Products, or any adverse experiences relating to the Seller Products that have been reported to FDA or other Governmental Entity (“Seller Safety Notices”), and, to the knowledge of the Seller, there are no facts or circumstances that reasonably would be expected to give rise to a Seller Safety Notice.

(h)      There are no unresolved Seller Safety Notices, and to the knowledge of the Seller, there are no facts that would be reasonably likely to result in a material Seller Safety Notice or a termination or suspension of developing and testing of any of the Seller Products.

(i)       Neither the Seller, nor, to the knowledge of the Seller, any officer, employee, agent, or distributor of the Seller has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”).  To the knowledge of the Seller, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)       All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Seller have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)      Neither the Seller nor, to the knowledge of the Seller, any officer, employee, agent, or distributor of the Seller has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other drug or Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which the Seller Products are sold or intended to be sold.

(l)       Neither the Seller nor, to the knowledge of the Seller, any officer, employee, agent, or distributor of the Seller has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Seller Products are sold or intended to be sold.  Neither the Seller nor, to the knowledge of the Seller, any officer, employee, agent or distributor of the Seller, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 2.9        Taxes.

(a)      The Seller has timely filed all Tax Returns required to be filed with respect to the Purchased Assets it holds (taking into account any extension of time to file), and each such Tax Return has been prepared in compliance with all applicable Laws and regulations and is true, correct and complete in all material respects.

(b)      All material Taxes due and payable with respect to the Purchased Assets (in each case whether or not shown on any Tax Return) have been timely paid in full.

(c)       There are no Encumbrances for Taxes on any of the Purchased Assets, other than Permitted Encumbrances.

(d)      No Action, suit, proceeding or audit or any notice of inquiry of any of the foregoing is pending against or with respect to the Purchased Assets regarding Taxes, and, to the knowledge of the Seller, no action, suit, proceeding or audit has been threatened against or with respect to the Purchased Assets regarding Taxes.

(e)      The Seller has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Taxes on or with respect to the Purchased Assets.

(f)     No deficiencies for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing with respect to the Purchased Assets by a Governmental Entity, other than any such claim, proposal, assessment, or assertion that has been satisfied by payment in full, settled or withdrawn.

(g)      No private-letter rulings, technical advice memoranda, or similar material written agreements with, or rulings from, a taxing authority have been requested in writing, entered into, or issued by any taxing authority specifically with respect to the taxation of the Purchased Assets which rulings will remain in effect after the Closing.

(h)      The Seller has not made an election on IRS Form 8832 to be treated as other than a C corporation for U.S. federal income tax purposes.

Section 2.10     Contracts.

(a)      As of the date of this Agreement, no Purchased Contracts would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S‑K under the Securities Act) of Buyer.

(b)     (i) Each Purchased Contract is valid and binding on the Seller and to the knowledge of the Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Seller, and, to the knowledge of the Seller, each other party thereto, has performed all material obligations required to be performed by it under each Purchased Contract; and (iii) there is no material default under any Purchased Contract by the Seller or, to the knowledge of the Seller, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller or, to the knowledge of the Seller, any other party thereto under any such Purchased Contract, nor has the Seller received any notice of any such material default, event or condition.  The Seller has made available to Buyer true and complete copies of all Purchased Contracts, including all amendments thereto.

Section 2.11      Intellectual Property.

(a)     Section 2.11 of the Sellers Disclosure Letter sets forth a true and complete list of all registered Marks, Patents and registered Copyrights included in the Purchased Intellectual Property (the “Seller Registered IP”).  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, (i) all of the Seller Registered IP is subsisting and, in the case of any Seller Registered IP that is registered or issued and to the knowledge of the Seller, valid and enforceable and (i) no Seller Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation, or similar proceeding and, to the knowledge of the Seller, no such action is threatened with respect to any of the Seller Registered IP.

(b)    Except as would not be material, the Seller owns, licenses or otherwise has the right to use, free and clear of all Encumbrances except for Permitted Encumbrances, all of the Purchased Intellectual Property.

(c)      The Seller has not received any notice or claim challenging its ownership of any of the material Purchased Intellectual Property, nor to the knowledge of the Seller is there a reasonable basis for any claim that it does not so own any of such Purchased Intellectual Property.

(d)      The Seller has taken commercially reasonable steps to protect its rights in the material Purchased Trade Secrets and to protect and maintain the confidentiality thereof.  No present or former employee, consultant or contractor of the Seller owns any right, title or interest in or to any material Purchased Intellectual Property.

(e)     Except as would not be material, all registered Marks, issued Patents and registered Copyrights identified on Section 2.11 of the Sellers Disclosure Letter (“Purchased Registered IP”) are valid and subsisting and, to the knowledge of the Seller, enforceable, and the Seller has not received any written notice or claim challenging the validity or enforceability of any Purchased Registered IP or alleging any misuse of such Purchased Registered IP.

(f)       Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, (i) to the knowledge of the Seller, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any Product, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Seller has not in the past three (3) years received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of the Seller, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g)    The Seller has not transferred ownership of, or granted any exclusive license with respect to, any material Purchased Intellectual Property.  Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all material Purchased Intellectual Property.

(h)       Except as would not be material, the Seller (i) takes reasonable measures, directly or indirectly, designed to ensure the confidentiality, privacy and security of customer, employee and other confidential information in connection with the Purchased Assets and (ii) complies and has complied in all material respects with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Seller.

Section 2.12   Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

Section 2.13     No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, the Seller acknowledges and agrees that none of Buyer or any other Person on behalf of Buyer makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Buyer, its Subsidiaries or any other Person on behalf of Buyer makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Seller or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Buyer (including any such projections or forecasts made available to the Seller and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements), and the Seller has not relied on any such information or any representation or warranty not set forth in Article III.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Except (a) as disclosed in the Buyer SEC Documents at least two (2) Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Buyer to the Sellers immediately prior to the execution of this Agreement (the “Buyer Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Buyer Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Buyer represents and warrants to the Sellers as follows:

Section 3.1       Organization, Standing and Power.

(a)      Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer (i) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, “Buyer Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Buyer and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement and each Ancillary Agreements to which it will be a party; provided, however, that in the case of clause (A) only, Buyer Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Buyer and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, or (5) any specific action taken (or omitted to be taken) by Buyer at or with the express written consent of the Sellers; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Buyer and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Buyer and its Subsidiaries operate.

(b)      Buyer has previously made available to the Sellers true and complete copies of its certificate of incorporation and bylaws, and the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of Buyer, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect.  Buyer is not in violation of any provision of its certificate of incorporation or bylaws.  Except with respect to the extent relating to the transactions contemplated by this Agreement and the Ancillary Agreements or in draft form and except as may be redacted to preserve a privilege (including attorney-client privilege), Buyer has made available to the Sellers true and complete copies of the minutes of all meetings (including any actions taken by written consent) of Buyer’s stockholders, the Buyer Board and each committee of the Buyer Board held since January 1, 2020.

Section 3.2       Capital Stock.

(a)       The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Convertible Preferred Stock.  As of the close of business on September 30, 2022 (the “Measurement Date”), (i) 31,490,053 shares of Buyer Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Buyer Common Stock were held by Buyer in its treasury, (iii) no shares of Buyer Convertible Preferred Stock were issued and outstanding, (iv) no shares of Buyer Convertible Preferred Stock were held by Buyer in its treasury, (v) 21,172,695 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer’s 2018 Omnibus Incentive Plan, the Catalyst 2004 Plan Residual, the Catalyst 2015 Stock Incentive Plan and the Targacept 2006 Plan (of which 8,906,711 shares were subject to outstanding options to purchase shares of Buyer Common Stock (the “Buyer Options”)), (vi) 359,545 shares of Buyer Common Stock were reserved for issuance pursuant to Buyer’s 2018 Employee Stock Purchase Plan and (vii) no shares of Buyer Common Stock were reserved for issuance upon the exercise or conversion of warrants.  Except as set forth above in this Section 3.2(a), neither Buyer nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Buyer or such Subsidiary on any matter.  Except as set forth above in this Section 3.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any Buyer Options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Buyer, (B) securities of Buyer or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Buyer or other voting securities or equity interests of Buyer or its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Buyer or its Subsidiaries or other equity-equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Buyer or its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any shares of capital stock of Buyer or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Buyer or its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)      Section 3.2(b) of the Buyer Disclosure Letter sets forth a true and complete list of all holders of rights to purchase or receive shares of Buyer Common Stock or similar rights (collectively, “Buyer Stock Awards”), indicating as applicable, with respect to each Buyer Stock Award then outstanding, the type of award, the number of shares of Buyer Common Stock subject to such Buyer Stock Award, the name of the plan under which such Buyer Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Buyer Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Each Buyer Option was granted with a per share exercise price that is no less than the fair market value of a share of Buyer Common Stock on the date such Buyer Option was granted and is exempt from the requirements of Section 409A of the Code.  Buyer has made available to the Sellers a true and complete copy of the forms of all award agreements evidencing outstanding Buyer Stock Awards.

(c)      The shares of Buyer Capital Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(d)      To the knowledge of Buyer as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Buyer or, to Buyer’s knowledge, any Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.  “Covered Person” means, with respect to Buyer as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1).

Section 3.3       Subsidiaries.  Section 3.3 of the Buyer Disclosure Letter sets forth a true and complete list of each Subsidiary of Buyer, including its jurisdiction of incorporation or formation.  Each of Buyer’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Buyer, free and clear of all Encumbrances other than Permitted Encumbrances.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Buyer does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4        Authority.

(a)      Buyer has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby, including the issuance of the shares of Buyer Capital Stock to the Sellers in satisfaction of the Purchase Price (the “Buyer Capital Stock Issuance”).  The execution, delivery and performance of this Agreement and each Ancillary Agreements to which it will be a party by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, subject, in the case of the Buyer Stockholder Matters, to the approval by the holders of Buyer Common Stock in accordance with requirements of applicable Law and Nasdaq rules and regulations (the “Buyer Stockholder Approval”).  This Agreement has been, and the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitutes, and upon their execution each Ancillary Agreements to which Buyer will be a party will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)      The Buyer Board, at a meeting duly called and held at which all directors of Buyer were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Ancillary Agreements to which Buyer will be a party, and the transactions contemplated hereby and thereby are fair to and in the best interests of Buyer and its stockholders, and (ii) approving and declaring advisable this Agreement, the Ancillary Agreements to which Buyer will be a party and the transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)       The Buyer Stockholder Approval is the only vote of the holders of any class or series of the Buyer Capital Stock or other securities required in connection with the consummation of the transactions contemplated hereby, including the Buyer Capital Stock Issuance.  Other than the Buyer Stockholder Approval, no vote of the holders of any class or series of the Buyer’s Capital Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Buyer.

Section 3.5        No Conflict; Consents and Approvals.

(a)     The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreements to which Buyer will be a party does not, and the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Buyer under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Buyer, (ii) any material Contract to which Buyer is a party by which Buyer or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 2.3, any material Law or any rule or regulation of Nasdaq applicable to Buyer or by which Buyer or any of its properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)      No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer will be a party or the consummation by Buyer of the transactions contemplated hereby and thereby or compliance with the provisions hereof and thereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices, the failure of which to be obtained or made would not be material to Buyer.

Section 3.6       SEC Reports; Financial Statements.

(a)      Buyer has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Buyer since January 1, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Buyer SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)      The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Buyer SEC Documents (i) have been prepared in a manner consistent with the books and records of Buyer and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since January 1, 2021, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)      Buyer has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to Buyer, including its consolidated Subsidiaries, required to be disclosed in Buyer’s periodic and current reports under the Exchange Act, is made known to Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of Buyer have evaluated the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Buyer SEC Document that is a report on Form 10‑K or Form 10‑Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)      Buyer and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a‑15(f) and 15d‑15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP.  Buyer has disclosed, based on its most recent evaluation of Buyer’s internal control over financial reporting prior to the date hereof, to Buyer’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Buyer’s internal control over financial reporting which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.  A true, correct and complete summary of any such disclosures made by management to Buyer’s auditors and audit committee is set forth as Section 3.6(d) of the Buyer Disclosure Letter.

(e)     Since January 1, 2021, (i) neither Buyer nor any of its Subsidiaries nor, to the knowledge of Buyer, any director, officer, employee, auditor, accountant or Representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Buyer Board or any committee thereof or to any director or officer of Buyer or any of its Subsidiaries.

(f)       As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Buyer SEC Documents.  To the knowledge of Buyer, none of the Buyer SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)     Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special-purpose or limited-purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or such Subsidiary’s published financial statements or other Buyer SEC Documents.

(h)      Buyer is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Buyer.

(i)       No Subsidiary of Buyer is required to file any form, report, schedule, statement or other document with the SEC.

(j)       Buyer has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

(k)      Buyer is, and since its first date of listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

Section 3.7       No Undisclosed Liabilities.  Neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of Buyer and its Subsidiaries as at December 31, 2021 included in the Annual Report on Form 10‑K filed by Buyer with the SEC on March 31, 2022 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2021 that are not material to Buyer and its Subsidiaries, taken as a whole.  Buyer has not applied for or received any funds or incurred any indebtedness pursuant to the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020 or any other economic relief or stimulus legislation or program, or otherwise received any funds or incurred any indebtedness from any Governmental Entity.

Section 3.8      Absence of Certain Changes or Events.  Since December 31, 2021, except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (x) Buyer and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice; (y) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect; and (z) neither Buyer nor any of its Subsidiaries have:

(a)      (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly-owned Subsidiary of Buyer to its parent, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Buyer or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)     amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or bylaws (or similar organizational documents);

(c)      adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)      changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 3.9       Litigation.  There is no Action (or basis therefor) pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Buyer or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek material injunctive or other nonmonetary relief.  Neither Buyer nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.  There is no Action pending or, to the knowledge of Buyer, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.10     Compliance with Laws.  Buyer and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets.  None of Buyer or any of its Subsidiaries has received, since January 1, 2020, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Buyer Products.  Buyer and each of its Subsidiaries have in effect all material Permits of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, nonrenewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, nonrenewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.11      Health Care Regulatory Matters.

(a)      Buyer and, to the knowledge of Buyer, each of its directors, officers, management employees, agents (while acting in such capacity), contract manufacturers, suppliers, and distributors are, and at all times prior hereto were, in material compliance with all Health Care Laws to the extent applicable to Buyer or any of its products or activities.  To the knowledge of Buyer, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)      Buyer is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)      All applications, notifications, submissions, information, claims, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, medical devices, or other healthcare products under Health Care Laws, including biological and drug candidates, compounds or products being researched, tested, stored, developed, labeled, manufactured, packed and/or distributed by Buyer or any of its Subsidiaries (“Buyer Products”), including, without limitation, investigational new drug applications, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity.  Buyer does not have knowledge of any facts or circumstances that would be reasonably likely to lead to the revocation, suspension, limitation, or cancellation of a Permit required under Health Care Laws.

(d)      All preclinical studies and clinical trials conducted by or, to the knowledge of Buyer, on behalf of Buyer have been, and if still pending are being, conducted in material compliance with research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 313.  No clinical trial conducted by or on behalf of Buyer has been conducted using any clinical investigators who have been disqualified, debarred or excluded from healthcare programs.  No clinical trial conducted by or on behalf of Buyer has been terminated or suspended prior to completion, and no clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of Buyer has placed a partial or full clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Buyer Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws, their implementing regulations and good clinical practices.  Buyer has not identified or received notice of instances or allegations of research misconduct (defined as falsification or fabrication of data, or plagiarism, as those terms are defined in 42 C.F.R. Part 93) involving research conducted by, or on behalf of Buyer, that could compromise or affect the integrity, reliability, completeness or accuracy of the data collected in such research, or the rights, safety or welfare of the research subjects.

(e)      All manufacturing operations conducted by or, to the knowledge of Buyer, for the benefit of Buyer have been and are being conducted in material compliance with all Permits under applicable Health Care Laws, all applicable provisions of the FDA’s current Good Manufacturing Practice (cGMP) regulations at 21 C.F.R. Parts 210-212, 600 and 610, and FDA’s Quality System (QS) regulations at 21 C.F.R. Part 820, and all comparable foreign regulatory requirements of any Governmental Entity.

(f)       Buyer has not received any written communication that relates to an alleged violation or noncompliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, or any action by a Governmental Entity relating to any Health Care Laws.  All Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 3.11(f) of the Buyer Disclosure Letter have been resolved and closed out to the satisfaction of the applicable Governmental Entity.

(g)      There have been no seizures, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Buyer Products required or requested by a Governmental Entity, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Buyer Products, or any adverse experiences relating to the Buyer Products that have been reported to the FDA or any other Governmental Entity (“Buyer Safety Notices”), and, to the knowledge of Buyer, there are no facts or circumstances that reasonably would be expected to give rise to a Buyer Safety Notice.  All Buyer Safety Notices listed in Section 3.11(g) of the Buyer Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h)      There are no unresolved Buyer Safety Notices, and to the knowledge of Buyer, there are no facts that would be reasonably likely to result in a material Buyer Safety Notice or a termination or suspension of developing and testing of any of the Buyer Products.

(i)      Neither Buyer, nor, to the knowledge of Buyer, any officer, employee, agent, or distributor of Buyer has made an untrue statement of a material fact or fraudulent or misleading statement to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its FDA Ethics Policy.  To the knowledge of Buyer, none of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)       All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Buyer have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.  All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)      Neither Buyer nor, to the knowledge of Buyer, any officer, employee, agent, or distributor of Buyer has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other drug or Health Care Laws, or any other similar federal, state, or ex-U.S. Law applicable in the jurisdictions in which the Buyer Products are sold or intended to be sold.

(l)       Neither Buyer nor, to the knowledge of Buyer, any officer, employee, agent, or distributor of Buyer has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar law applicable in other jurisdictions in which the Buyer Products are sold or intended to be sold.  Neither Buyer nor, to the knowledge of Buyer, any officer, employee, agent or distributor of Buyer, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 3.12      Benefit Plans.

(a)      Section 3.12(a) of the Buyer Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, in each case, whether written or oral, under which any current or former employee, director or consultant of Buyer or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or Buyer or any of its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise).  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Buyer Plans.”  Buyer has provided or made available to the Sellers a current, accurate and complete copy of each Buyer Plan, or if such Buyer Plan is not in written form, a written summary of all of the material terms of such Buyer Plan.  With respect to each Buyer Plan, Buyer has furnished or made available to the Sellers a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description or summary of material modifications, and (iv) for the most recent year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b)      Neither Buyer, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Section 414(b), (c), (m) or (o)) has, in the past six (6) years, sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)       With respect to the Buyer Plans:

(i)       each Buyer Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii)     each Buyer Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Buyer since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Buyer that would reasonably be expected to result in the loss of the qualified status of such Buyer Plan;

(iii)     there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Buyer, threatened, relating to the Buyer Plans, any fiduciaries thereof with respect to their duties to Buyer Plans or the assets of any of the trusts under any of the Buyer Plans (other than routine claims for benefits);

(iv)     none of the Buyer Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Buyer, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

(v)      each Buyer Plan is subject exclusively to U.S. Law; and

(vi)     the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Buyer or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or any other compensatory payment, including any bonus, retention, retirement or other benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due to any such employee, officer, director or consultant, or (C) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(d)      Each Buyer Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) materially complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto.  There is no agreement, plan or other arrangement to which any of Buyer or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of any excise or other Taxes or other liabilities (including interest and penalties) incurred with respect to Section 409A or 4999 of the Code.

Section 3.13     Labor and Employment Matters.

(a)     Buyer and its Subsidiaries are and since January 1, 2020 have been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans.  During the preceding three (3) years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Buyer, threatened, any labor dispute, work stoppage, labor strike or lockout against Buyer or any of its Subsidiaries by employees.

(b)     No employee of Buyer or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of Buyer, since January 1, 2020, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Buyer or any of its Subsidiaries, and there are no representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority.  There are no (i) material unfair labor practice charges or complaints against Buyer or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Buyer no such representations, claims or petitions are threatened, or (ii) grievances or pending arbitration proceedings against Buyer or any of its Subsidiaries that arose out of or under any collective bargaining agreement.  Neither the consent or consultation of, nor the formal rendering of advice by, any labor union, labor organization or similar employee group is required for Buyer to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.

(c)      To the knowledge of Buyer, no current key employee or officer of Buyer or any of its Subsidiaries intends, or is expected, to terminate his or her employment relationship with such entity in connection with or as a result of the transactions contemplated hereby or otherwise within one (1) year of the Closing Date.

(d)      During the preceding three (3) years, (i) neither Buyer nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Buyer or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Buyer nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.  Buyer and its Subsidiaries currently properly classify and for the past three (3) years have properly classified its and their employees as exempt or nonexempt in accordance with applicable overtime Laws, and no Person treated as an independent contractor or consultant by Buyer or any Subsidiary within the past three (3) years should have been properly classified as an employee under applicable Law, in each case, except as would not, individually or in the aggregate, result in Buyer incurring a material liability.

(e)     With respect to any current or former employee, officer, consultant or other service provider of Buyer, there are no Actions against Buyer or any of its Subsidiaries pending, or to Buyer’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Buyer, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Buyer incurring a material liability.

(f)     Since January 1, 2020, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Buyer, threatened against Buyer, any of its Subsidiaries or any of their respective current or former directors, officers or senior-level management employees in their capacities as such, (ii) to the knowledge of Buyer, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Buyer has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors, officers or employees described in clause (i) hereof or any independent contractor.

(g)      Buyer and its Subsidiaries are and have at all relevant times been in compliance in all material respects with (i) COVID-19-related Laws, standards, regulations, orders and guidance (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Entity; and (ii) the Families First Coronavirus Response Act and any other applicable COVID-19-related leave Law, whether state, local or otherwise.

Section 3.14      Environmental Matters.

(a)      Except as would not be material to Buyer, (i) Buyer and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Buyer and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Buyer or any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Buyer or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Buyer nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Buyer or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Buyer or any of its Subsidiaries or as a result of any operations or activities of Buyer or any of its Subsidiaries at any location and, to the knowledge of Buyer, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Buyer or any of its Subsidiaries under any Environmental Law; and (vi) neither Buyer, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b)      As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c)     As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including, but not limited to, petroleum.

Section 3.15      Taxes.

(a)      Buyer and each of its Subsidiaries have (i) filed all income Tax Returns and other material Tax Returns required to be filed by or on behalf of themselves (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all income and other material Taxes that are required to be paid by it, whether or not such Taxes were shown as due on such Tax Returns.

(b)     All material Taxes not yet due and payable by Buyer or any of its Subsidiaries as of the date of the Buyer Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Buyer SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Buyer SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Buyer and each of its Subsidiaries through the date of such financial statements.  Since the date of the Buyer Balance Sheet, neither Buyer nor any of its Subsidiaries has incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business.

(c)      Neither Buyer nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any material amount of Tax, in each case that has not since expired.

(d)      No material Tax Actions with respect to Taxes or any Tax Return of Buyer or any of its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing.  No deficiencies for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Buyer or any of its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)      Buyer and each of its Subsidiaries have timely withheld all material amounts of Taxes required to have been withheld from payments made (or deemed made) to their employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)       Neither Buyer nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations § 1.6011-4(b).

(g)      Neither Buyer nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation; (ii) is or has ever been a member of a group (other than a group the common parent of which is Buyer) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has any liability for the Taxes of any Person (other than Buyer) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by Contract, or otherwise by operation of Law; and (iv) is or has ever been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)      No private-letter rulings, technical advice memoranda, or similar material written agreements with, or rulings from, a taxing authority have been requested in writing, entered into or issued by any taxing authority with respect to Buyer or any of its Subsidiaries which rulings will remain in effect after the Closing.

(i)      Neither Buyer nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open-transaction disposition made on or prior to the Closing Date, or (iv) any deferred intercompany gain or excess-loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(j)       There are no Encumbrances for Taxes upon any of the assets of Buyer or any of its Subsidiaries other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(k)       Neither Buyer nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(l)      Neither Buyer nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)     No material claim has been made in writing by any Governmental Entity in a jurisdiction where Buyer or any of its Subsidiaries does not currently file or has not filed a Tax Return that Buyer or any of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(n)      Section 3.15(n) of the Buyer Disclosure Letter sets forth the entity classification of Buyer and each of its Subsidiaries for U.S. federal income tax purposes.  Neither Buyer nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

Section 3.16     Contracts.

(a)      Except as set forth in the Buyer SEC Documents publicly available prior to the date of this Agreement, neither Buyer nor any of its Subsidiaries is a party to or is bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act, excluding, however, any Buyer Plans) (all such Contracts “Buyer Material Contracts”).

(b)      (i) Each Buyer Material Contract is valid and binding on Buyer and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Buyer, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Buyer and each of its Subsidiaries, and, to the knowledge of Buyer, each other party thereto, have performed all material obligations required to be performed by themselves under each Buyer Material Contract; and (iii) there is no material default under any Buyer Material Contract by Buyer or any of its Subsidiaries or, to the knowledge of Buyer, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Buyer or any of its Subsidiaries or, to the knowledge of Buyer, any other party thereto under any such Buyer Material Contract, nor has Buyer or any of its Subsidiaries received any notice of any such material default, event or condition.  Buyer has made available to the Sellers true and complete copies of all Buyer Material Contracts, including all amendments thereto.

Section 3.17    Insurance.  Each of Buyer and its Subsidiaries is covered by valid and currently-effective insurance policies issued in favor of Buyer or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Buyer operates.  Section 3.17 of the Buyer Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of Buyer or any of its Subsidiaries, or pursuant to which Buyer or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Buyer nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Buyer, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.  The transactions contemplated in this Agreement are not deemed to be a change of control under Buyer’s existing directors’ and officers’ liability insurance policy.

Section 3.18     Properties.

(a)      Buyer or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Buyer and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the tangible personal property currently used in the operation of the business of Buyer and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)      Each of Buyer and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Each of Buyer and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(c)       Section 3.18(c) of the Buyer Disclosure Letter sets forth a true and complete list of (i) all real property owned by Buyer or any of its Subsidiaries and (ii) all real property leased for the benefit of Buyer or any of its Subsidiaries.

(d)      This Section 3.18 does not relate to Intellectual Property, which is the subject of Section 3.19.

Section 3.19     Intellectual Property.

(a)      Section 3.19(a) of the Buyer Disclosure Letter sets forth a true and complete list of all (i) Patents; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications (collectively, “Buyer Registered IP”), in each case owned by Buyer and its Subsidiaries, and a true and complete list of all domain names owned or exclusively licensed by Buyer and its Subsidiaries.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect (A) all of the Buyer Registered IP is subsisting and, in the case of any Buyer Registered IP that is registered or issued and to the knowledge of Buyer, valid and enforceable, (B) no Buyer Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Buyer, no such action is threatened with respect to any of the Buyer Registered IP and (C) Buyer or its Subsidiaries own exclusively, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Buyer Owned IP, including all Intellectual Property created on behalf of Buyer or its Subsidiaries by employees or independent contractors.

(b)     Section 3.19(b) of the Buyer Disclosure Letter accurately identifies (i) all Contracts pursuant to which any Buyer Registered IP is licensed to Buyer or its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal-use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Buyer’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Buyer and any of its Subsidiaries and their employees in Buyer’s standard form thereof), (ii) the corresponding Buyer Contract pursuant to which such Buyer Registered IP is licensed to Buyer or any of its Subsidiaries and (iii) whether the license or licenses granted to Buyer or its Subsidiaries are exclusive or nonexclusive.

(c)      Section 3.19(c) of the Buyer Disclosure Letter accurately identifies each Buyer Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Buyer Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Buyer Registered IP nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Buyer’s benefit).

(d)     Buyer and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Buyer or its Subsidiaries, including requiring all Persons having access thereto to execute written nondisclosure agreements or other binding obligations to maintain confidentiality of such information.

(e)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (i) to the knowledge of Buyer, the conduct of the businesses of Buyer and its Subsidiaries, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Buyer or its Subsidiaries, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) neither Buyer nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred and (iii) to the knowledge of Buyer, no Person is infringing, misappropriating, or diluting in any material respect any Buyer Registered IP.

(f)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (i) Buyer and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality and security of the computer and information technology systems used by Buyer and its Subsidiaries (the “Buyer IT Systems”) and the information and transactions stored or contained therein or transmitted thereby, (ii) to the knowledge of Buyer, during the past two (2) years, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information or data, and (iii) during the past two (2) years, there have been no material failures, crashes, viruses, or security breaches (including any unauthorized access to any personally identifiable information) affecting the Buyer IT Systems.

(g)      Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, (i) to the knowledge of Buyer, Buyer and its Subsidiaries have at all times complied in all material respects with all applicable privacy Laws, (ii) during the past two (2) years, no claims have been asserted or, to the knowledge of Buyer, threatened in writing against Buyer alleging a violation of any Person’s privacy or Personal Information, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable privacy Laws and (iv) Buyer and its Subsidiaries have taken commercially reasonable steps to protect the Personal Information collected, used or held for use by Buyer or its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(h)      To the knowledge of Buyer, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Buyer Owned IP, to the knowledge of Buyer, exclusively licensed to Buyer, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Buyer, any claim or right in or to such Intellectual Property.

(i)       The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Buyer’s or any Subsidiaries’ rights or obligations under any agreement under which Buyer or any of its Subsidiaries grants to any Person, or any Person grants to Buyer or any of its Subsidiaries, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Buyer or any of its Subsidiaries.

Section 3.20   Related Party Transactions.  Since January 1, 2021 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Buyer or any of its Subsidiaries, on the one hand, and the Affiliates of Buyer, on the other hand (other than Buyer’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Buyer SEC Documents.

Section 3.21    Certain Payments.  Neither Buyer nor any of its Subsidiaries (nor, to the knowledge of Buyer, any of their respective directors, executives, Representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.22     Brokers.  No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.  Buyer has furnished to the Sellers a true and complete copy of any Contract between Buyer and Raymond James & Associates, Inc. pursuant to which Raymond James & Associates, Inc. could be entitled to any payment from Buyer relating to the transactions contemplated hereby.

Section 3.23     No Other Representations or Warranties.  Except for the representations and warranties contained in Article II, Buyer acknowledges and agrees that none of the Sellers or any other Person on behalf of the Sellers makes any other express or implied representation or warranty whatsoever, and Buyer has not relied on any such information or any representation or warranty not set forth in Article II.

ARTICLE IV
COVENANTS

Section 4.1       Preparation of Form S‑4 and Proxy Statement; Stockholders’ Meeting.

(a)      As promptly as practicable after the date of this Agreement, Buyer shall (i) file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Buyer relating to the special meeting of Buyer’s stockholders (the “Buyer Stockholders Meeting”) to be held to consider the Buyer Stockholder Matters and (ii) set a preliminary record date for the Buyer Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in Connection therewith; provided, that it is understood and agreed that the Sellers shall prepare the initial draft of the Proxy Statement.

(b)      Buyer covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) with regard to the information provided in the Proxy Statement by Buyer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    As promptly as practicable following the date of this Agreement, Buyer shall file with the SEC a registration statement on Form S‑4 (as amended or supplemented from time to time, the “Form S‑4”), in which the Proxy Statement will be part of the prospectus, in connection with the registration under the Securities Act of the Buyer Common Stock to be issued pursuant to this Agreement; provided, that it is understood and agreed that the Sellers shall prepare the initial draft of the Form S-4.  The Sellers covenant and agree that all information concerning the Sellers and the Purchased Assets furnished by the Sellers and included in the Proxy Statement and Form S-4 will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Buyer shall use its reasonable best efforts to have the Form S‑4 declared effective by the SEC under the Securities Act as promptly as practicable after such filing and to keep the Form S‑4 effective as long as is necessary to consummate the transactions contemplated hereby.  Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Buyer Common Stock pursuant to this Agreement and the Sellers shall furnish all information concerning the Sellers as may be reasonably requested in connection with any such action.  Buyer shall use its reasonable best efforts to respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement and the Form S-4; provided, that any comments or request of the SEC or its staff which relate to disclosures contained in the Form S-4 or Proxy Statement and which are provided by the Sellers will be promptly addressed by the Sellers.

(d)      Buyer shall cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as practicable after the Form S‑4 is declared effective by the SEC under the Securities Act.  No filing of, or amendment or supplement to, the Form S‑4 or the Proxy Statement will be made by Buyer without providing the Sellers a reasonable opportunity to review and comment thereon and without the Sellers’ prior approval (which shall not be unreasonably withheld, conditioned, or delayed).  Buyer will advise the Sellers promptly after it receives oral or written notice thereof of the time when the Form S‑4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S‑4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Sellers with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.  If at any time prior to the Effective Time any information relating to the Sellers or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by the Sellers or Buyer that should be set forth in an amendment or supplement to either of the Form S‑4 or the Proxy Statement, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Buyer; provided, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(e)      As promptly as practicable after the Form S‑4 is declared effective under the Securities Act, Buyer shall duly call, give notice of, convene and hold the Buyer Stockholders Meeting to consider and vote to approve the Buyer Stockholder Matters pursuant to the terms of this Agreement and the BC Agreement (and such Buyer Stockholders Meeting shall in any event be no later than 45 calendar days after the Form S-4 is declared effective).  Buyer may postpone or adjourn the Buyer Stockholders Meeting solely (i) with the consent of the Sellers; (ii) (A) due to the absence of a quorum or (B) if Buyer has not received proxies representing a sufficient number of shares for the Buyer Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Buyer Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Buyer’s stockholders prior to the Buyer Stockholders Meeting; provided, that Buyer may not postpone or adjourn the Buyer Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section 4.1(e).  Notwithstanding the foregoing, Buyer shall, at the request of the Sellers, to the extent permitted by Law, adjourn the Buyer Stockholders Meeting to a date specified by the Sellers for the absence of a quorum or if Buyer has not received proxies representing a sufficient number of shares for the Buyer Stockholder Approval; provided, that Buyer shall not be required to adjourn the Buyer Stockholders Meeting more than one (1) time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days.  Buyer, through the Buyer Board, shall (i) recommend to its stockholders that they vote to approve the Buyer Stockholder Matters, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Sellers.  Without limiting the generality of the foregoing, Buyer shall use its reasonable best efforts to solicit proxies to obtain the Buyer Stockholder Approval.

(f)      Each Seller agrees that it shall, at the Buyer Stockholders Meeting, however called, or in connection with any written consent of the Buyer Stockholders, vote or consent (or cause to be voted or consented), in person or by proxy, all shares of Buyer Common Stock owned by such Seller (i) in favor of the approval of the Buyer Stockholder Matters and any other actions contemplated by this Agreement and the BC Agreement and any actions required in furtherance hereof and thereof, including delivering a written consent, (ii) against approval of any proposal made in opposition to, or in competition with, the Buyer Stockholder Matters, and (iii) against any other proposal, action, or transaction that would impede, frustrate, prevent or materially delay the consummation of the transactions contemplated by the BC Agreement.  Each Seller agrees irreparable damage would occur in the event that such Seller does not perform the provisions of this Section 4.1(f) in accordance with its terms or otherwise breaches such provisions, and accordingly, Buyer would be entitled to the equitable remedies under Section 5.13.

Section 4.2       Information; Purchased Contracts.

(a)      Information.  On the Closing Date, the Sellers shall deliver or cause to be delivered to Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Purchased Assets, that are in the possession of or under the control of the Sellers.  If, notwithstanding the foregoing, the Sellers discover following the Closing Date that it is in possession of or has under its control any such items, the Sellers shall (x) deliver to Buyer any such items and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

(b)      Purchased Contracts.  During the period beginning on the Closing Date and ending on the closing date of the transactions contemplated by the BC Agreement, the Sellers shall assume and pay, discharge, perform or otherwise satisfy the liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to, or otherwise in respect of the Purchased Contracts; and, for the avoidance of doubt, the Sellers agree that any such liabilities and obligations shall be Excluded Liabilities.

Section 4.3      Stockholder Litigation.  Buyer shall give the Sellers the opportunity to participate in the defense and settlement of any stockholder litigation against Buyer and/or its officers or directors relating to the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms of a mutually agreed upon joint defense agreement.  Buyer shall not enter into any settlement agreement in respect of any stockholder litigation against Buyer and/or its directors or officers relating to the transactions contemplated hereby or thereby without the Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 4.4       Tax Matters.

(a)      Purchase Price Allocation.  Promptly after the Closing Date, the Sellers shall provide the Buyer with an allocation of the Purchase Price (plus other relevant items treated as consideration for tax purposes) among the Purchased Assets (the “Allocation” ).  The Sellers shall permit the Buyer to review and comment on the draft Allocation and shall consider in good faith such revisions as are reasonably requested by the Buyer within twenty (20) days of receipt of the draft Allocation.  The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation (as finally determined by the parties); provided, that the Sellers may thereafter revise the Allocation as necessary to reflect the fact that the amount treated as consideration for Tax purposes has changed by reason of payments of amounts between the parties subsequent to the Closing Date that were not previously reflected in the Allocation.

(b)      Proration of Taxes.  All real property Taxes, personal property Taxes and other similar ad valorem Taxes (“Property Taxes”) relating to the any of the Purchased Assets shall be prorated as of the Closing Date for the applicable Tax period that includes the Closing Date between the Seller and the Buyer.  The amount of Property Taxes allocable to the Seller shall be equal to the amount of Tax for the period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the period through the Closing Date and the denominator of which shall be the number of days in the period.  The amount of Property Taxes allocable to the Buyer shall be equal to the amount of Tax or other charge for the period multiplied by a fraction, the numerator of which shall be the number of days after the Closing Date and the denominator of which shall be the number of days in the period.  All other Taxes shall be allocated as of the Closing Date for the applicable Tax period that includes the Closing Date based on a closing of the books method.  In the event that any party pays a Tax for which the other party is obligated in whole or in part under this Section 4.4(b), the former shall present the latter with a statement setting forth the latter’s proportionate share, and the latter shall promptly pay such proportionate share to the former.  For purposes of this Section 4.4(b), any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the applicable Tax period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to such Tax period times a fraction, the numerator of which is the number of calendar days in the portion of the Tax period ending on the Closing Date and the denominator of which is the number of calendar days in such Tax period.

(c)      Transfer Taxes.  The Sellers shall be responsible for all excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes (“Transfer Taxes”) arising as a result of the transactions contemplated by this Agreement.  The party customarily responsible under applicable Law shall file all necessary Tax Returns with respect to Transfer Taxes and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.

(d)      Cooperation on Tax Matters.  The Buyer and the Sellers shall use commercially reasonable efforts to provide to the other such cooperation and information, as and to the extent reasonably requested (and at the requesting party’s expense), in connection with the filing of any Tax Return or in conducting any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)      Certain Tax Forms.  Each of the Sellers shall deliver to Buyer on or prior to the Closing Date an accurate, executed and complete IRS Form W-8BEN-E.

Section 4.5      Stock Exchange Listing.  Buyer shall use its reasonable best efforts to (a) remain listed as a public company on the Nasdaq and (b) cause the shares of Buyer Common Stock to be issued in pursuant to this Agreement, and such other shares of Buyer Common Stock to be reserved for issuance in connection with the transactions contemplated hereby (including such shares issuable upon conversion of the Buyer Convertible Preferred Stock), to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 4.6      Public Announcements.  As promptly as practicable following the date of this Agreement (and in any event within four (4) Business Days thereafter), Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Form 8-K”) and the parties shall issue a mutually agreeable press release announcing the execution of this Agreement.  Buyer shall provide the Sellers with a reasonable opportunity to review and comment on the Form 8-K prior to its filing and shall consider such comments in good faith.

Section 4.7      Section 16 Matters.  Prior to the Closing, each of Buyer and the Sellers shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including acquisitions of Buyer Common Stock (including derivative securities with respect to such Buyer Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to such reporting requirements with respect to Buyer to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 4.8      Private Placement.  The Sellers shall provide all documentation, including investor questionnaires, reasonably requested by Buyer to allow Buyer to issue the Buyer Capital Stock to such holders in a manner that satisfies the requirements of Rule 506 of Regulation D under the Securities Act or Rule 902 of Regulation S under the Securities Act, including certifications to Buyer that either (a)(i)(A) such holder is and will be, as of the Effective Time, an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act) and as to the basis on which such holder is an accredited investor; or (B) such holder is not and will not be, as of the Effective Time, an “accredited investor,” in which case such holder either alone or with such holder’s purchaser representative has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the Buyer Capital Stock; and (ii) that the Buyer Capital Stock is being acquired for such holder’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof for at least a period of six (6) months following the Closing, or (b) such holder is not a “U.S. person” within the meaning of Rule 902 of Regulation S under the Securities Act.

Section 4.9       Refunds and Remittances.

(a)      If, after the Closing, Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Sellers or any of their Affiliates in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such refund or amount to the Sellers.

(b)     If, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer or any Affiliates is found subject to an Excluded Liability, (i) Buyer will return or transfer and convey (without further cost or consideration to Buyer) to the Sellers or the appropriate Subsidiary thereof such Excluded Liability, (ii) the Sellers will, or will cause its appropriate Subsidiary to, assume (without further cost or consideration to Buyer) such Excluded Liability, and (iii) the Sellers and Buyer will, and will cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance and assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Liability back to the Sellers or its appropriate Subsidiaries such that each party is put into the same economic position with respect to such Excluded Liability as if such action had been taken on or prior to the Closing Date.

(c)      If, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, any asset held by the Sellers or its Subsidiaries is ultimately determined to be a Purchased Asset, (i) the Sellers or its Subsidiaries will return or transfer and convey (without further cost to or consideration from Buyer) to Buyer such Purchased Assets, and (ii) the Sellers and Buyer will, and will cause their appropriate Subsidiaries to, execute such documents or instruments of conveyance and assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Purchased Assets back to Buyer such that each party is put into the same economic position with respect to such Purchased Asset as if such action had been taken on or prior to the Closing Date.

Section 4.10     Certificate of Designation.  The Buyer shall promptly file the Certificate of Designation with the Secretary of State of the State of Delaware, and in any event, within one (1) Business Day after the Closing Date, and shall deliver to the Sellers a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware within one (1) Business Day after the Closing Date.

Section 4.11     Continued Development of Purchased Assets.  In the event that Buyer Stockholders approve the Conversion Proposal but do not approve the BC Transactions Proposal, Buyer and the Sellers agree to use their commercially reasonable efforts to continue the development of the Purchased Assets in the United States, including obtaining appropriate financing to support such development.

Section 4.12    Bulk Transfer Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 4.13   Further Assurances.  Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement.  From time to time after the Closing Date, the Sellers shall execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer in order to vest in the Buyer all right, title, and interest in and to the Purchased Assets.

ARTICLE V
GENERAL PROVISIONS

Section 5.1     Non-survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Closing, including, for the avoidance of doubt, all of the covenants in Article IV.

Section 5.2       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)       if to Buyer, to:

Catalyst Biosciences, Inc.
611 Gateway Blvd.
Suite 120
South San Francisco, CA 94080
Attention:      Nassim Usman, PhD
E-mail:          nusman@catbio.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attention:      Stephen Thau and David Schwartz
E-mail:          sthau@orrick.com and dschwartz@orrick.com

(ii)      if to the Sellers, to:

GNI Group Ltd.
GNI Hong Kong Limited

Building 6. No. 230 Chuanhong Road
Chuansha, Pudong New Area
Shanghai, P. R. China

Attention:           Ying Luo
Thomas Eastling
E-mail:               yluo@gnipharma.com
t-eastling@gnipharma.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission St., Suite 3000
San Francisco, CA 94105
Attention:          Ryan A. Murr
                          Branden C. Berns
E-mail:              RMurr@gibsondunn.com
                          BBerns@gibsondunn.com

Section 5.3       Certain Definitions.  For purposes of this Agreement:

(a)      “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b)      “Ancillary Agreements” means (i) the Bill of Sale, (ii) the Assignment of Intellectual Property, and (iii) each document, certificate, or other instrument required to be delivered under this Agreement or under any other Ancillary Agreement.

(c)      “BC Agreement” means that certain Business Combination Agreement, dated as of the date hereof, by and among Buyer, GNI Group, GNI Hong Kong, GNI USA, Inc., Shanghai Genomics, Inc., the Minority Holders (as defined therein) and Continent Pharmaceuticals Inc.

(d)      “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e)     “Buyer Balance Sheet” means the audited balance sheet of Buyer as of December 31, 2021, included in Buyer’s Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

(f)       “Buyer Capital Stock” means the Buyer Common Stock and Buyer Convertible Preferred Stock.

(g)      “Buyer Owned IP” means all Intellectual Property owned by Buyer or any of its Subsidiaries in whole or in part.

(h)      “Certificate of Designation” means a certificate of designation for the Buyer Convertible Preferred Stock in the form attached hereto as Exhibit C.

(i)       “Code” means the Internal Revenue Code of 1986, as amended.

(j)       “Compound” means [***].

(k)     “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(l)       “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

(m)    “Develop” or “Development” means non-clinical, CMC, and clinical drug development activities, including:  clinical trials relating to the development of pharmaceutical compounds and pharmaceutical products; regulatory affairs activities, including any written and verbal communications or interactions with, a Governmental Authority for purposes including progressing development of an investigational drug; obtaining Marketing Approval of a pharmaceutical product; and any associated CMC activities to develop analytical or manufacturing capabilities for covered products for investigational or commercial purposes.  “Develop” and “Development” includes product or assay optimization, nonclinical activities, the conduct and documentation of pharmacology and safety studies, toxicology studies, studies to characterize the absorption, distribution, metabolism or excretion of covered compounds or products; CMC development activities, including, formulation, manufacturing process development and scale-up (including bulk compound production); quality assurance and quality control; or technical support.

(n)     “Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(o)      “ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, or as the case may be, as a single employer under Sections 414(m) or (o) of the Code.

(p)      “Excluded Taxes” means any Taxes (i) irrespective of when asserted, of the Sellers (or any of their Affiliates (excluding the Buyer and its Subsidiaries after the Closing Date)), (ii) arising out of or imposed on the Purchased Assets for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) that arise out of the consummation of the transactions contemplated hereby, or (iv) for which Sellers are responsible pursuant to Section 4.4(c); but, in each case, excluding any Transfer Taxes for which Buyer is responsible pursuant to Section 4.4(c) and any Taxes resulting from any act taken or transaction entered into by Buyer or any of its Affiliates outside of the ordinary course of business on the Closing Date after the Closing.

(q)      “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

(r)     “Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

(s)      “IND” means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation), or the equivalent application or filing filed with any equivalent agency or Governmental Authority outside the United States of America (including any supra-national agency such as the EMA).

(t)       “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) Patents; (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(u)      “Inventory” means all stock of API, drug substance and/or Product that are related to the Compound, including (i) copies of all papers, records and documents (in paper or electronic format), and (ii) all technical and descriptive materials, purchasing and sales records, documentation, and related information and materials, in each case, in the possession or control of the Seller or any of its Affiliates, as of immediately prior to the Closing; provided however, that Inventory shall not include any damaged, obsolete, or expired stock (which, for the avoidance of doubt, shall be Excluded Assets).

(v)      “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter.

(w)     “Marketing Approval” means, with respect to the Product in a particular country or regulatory jurisdiction, receipt of approval necessary for the commercial sale of the Product in such country or regulatory jurisdiction.

(x)      “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

(y)      “Nasdaq” means the Nasdaq Stock Market, LLC.

(z)       “NDA” means a New Drug Application, as defined in the FD&C Act, and applicable regulations promulgated thereunder by the FDA.

(aa)     “Patent Files” means, with regard to the Purchased Patents, the file histories for such Patents in the possession or control of the Seller or any of its Affiliates.

(bb)   “Patents” means all national, regional and international statutory invention registrations, issued patents, and patent applications of any kind, including all applications and filings made pursuant to the Patent Cooperation Treaty (PCTs), provisional applications, nonprovisional applications, converted provisional applications, requests for continued examination, continuation applications, continuation-in-part applications, divisional applications, substitutions, additions, reexaminations, reissue applications, supplemental examinations, oppositions, inter partes review, post-grant review, transitional program for covered business method patent review, interference proceedings, derivation proceedings, all rights in respect of design patents, utility models, certificates of invention, and any similar rights, including so-called pipeline protection, patent term extension, and supplemental protection certificates, all patent rights in inventions disclosed in each such registration, patent or patent application, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction, including all earlier-filed applications from which benefit or priority rights are derived, and all extensions, restorations, and renewals of any of the foregoing.

(cc)     “Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.

(dd)    “Permitted Encumbrance” means any (i) statutory liens for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP or International Financial Reporting Standards (as applicable), or (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice.

(ee)     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ff)      “Personal Information” means any information that alone or in combination with other information can be used to identify an individual.

(gg)    “Product” means any current or future pharmaceutical product containing or comprising the Compound, whether or not as the sole active ingredient, and in any dosage, form or formulation.

(hh)    “Purchased Intellectual Property” means the Purchased Patents and Purchased Trade Secrets.

(ii)     “Regulatory Materials” means the U.S. and foreign regulatory applications, submissions and approvals (including all INDs, NDAs and foreign counterparts thereof, and all Marketing Approvals) for any Compound or Product, and all material correspondence with the FDA and other Governmental Authorities relating to any Compound or Product or any of the foregoing regulatory applications, submissions and approvals and all clinical, regulatory and other data and information contained in the foregoing regulatory applications, submissions and approvals; whether generated, filed or held by or for the Seller or its Affiliates or by any third party on behalf of the Seller or its Affiliates, as applicable, which materials are actually delivered by the Seller to Buyer on or prior to the Closing.

(jj)     “Representative” means, with respect to a party, such party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(kk)    “Right” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Purchased Assets, including:  (i) all rights under any Seller Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Purchased Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Purchased Assets.

(ll)      “SEC” means the Securities and Exchange Commission.

(mm)  “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(nn)   “Tax Return” means any return, declaration, report, election, claim for refund, information return, or statement filed or supplied or required to be filed or supplied to any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(oo)   “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person (other than any such agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

Section 5.4       Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  Each of the terms “delivered” and “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Pacific Time) on the date that is two Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a party to the other party and its Representatives in the electronic data room maintained by such disclosing party, or (B) such material is disclosed in the Buyer SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) such documentation has been delivered by or on behalf of a party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York, are authorized or obligated by Law to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 5.5     Entire Agreement.  This Agreement (including the Exhibits hereto), the Sellers Disclosure Letter, the Buyer Disclosure Letter and the Confidentiality Agreements (as such term is defined in the BC Agreement) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 5.6        No Third-Party Beneficiaries.

(a)      Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 4.2.

(b)      The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 5.8 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 5.7       Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their governing bodies at any time, whether before or after the Buyer Stockholder Approval has been obtained; provided, however, that after the Buyer Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the Sellers or the stockholders of the Buyer, as applicable, without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 5.8       Waiver.  The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Buyer Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Sellers or the stockholders of the Buyer, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 5.9      Fees and Expenses.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

Section 5.10     Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 5.11     Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.12     Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that a Seller may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) any of its Affiliates at any time, in which case all references herein to such Seller shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to such Seller as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Closing, any Person.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.13    Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 5.14     Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to U.S. dollars, which is the currency used for all purposes in this Agreement.

Section 5.15     Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.16    Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.17     Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 5.18     Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 5.19    No Presumption Against Drafting Party.  Each of Buyer and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CATALYST BIOSCIENCES, INC.

By:	/s/ Nassim Usman, Ph.D.
Name: Nassim Usman, Ph.D.
Title: Chief Executive Officer

GNI GROUP LTD.

By:	/s/ Ying Luo
Name: Ying Luo
Title: President and Chief Executive Officer

GNI HONG KONG LIMITED

By:	/s/ Ying Luo
Name: Ying Luo
Title: Director and President

[Signature Page to Asset Purchase Agreement]